Exhibit 10.16

SUMMARY OF COMPENSATION ARRANGEMENTS WITH NON-EMPLOYEE DIRECTORS

The following summarizes the current compensation and benefits received by the Company’s non-employee directors as of January 1, 2019. This document is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any non-employee director. Compensation of the non-employee directors may be adjusted from time to time.

Retainer

Non-employee directors each receive an annual retainer fee of $60,000. The Chairman of the Audit Committee receives an annual retainer of $20,000, the Chairman of the Compensation Committee receives an annual retainer of $10,000 and the Chairman of each of the Corporate Governance/Nominating Committee and Diversity Committee receives an annual retainer of $6,000. A director that chairs more than one committee receives a retainer with respect to each Committee he chairs. All of the retainers are paid on a quarterly basis.

Meeting Fees

Per meeting fees for non-employee directors are as follows:

–	For meetings of the Board of Directors, $2,500

–	For meetings of the Compensation Committee, $2,000

–	For meetings of the Nominating and Governance Committee, $1,500.

–	For meetings of the Diversity Committee, $1,500.

–	For meetings of the Audit Committee either in person or over the telephone, $2,500.

–	In addition, the Chairman receives an additional $2,500 for preparing to conduct each quarterly meeting.

Equity Compensation

Under the terms of the Company’s Stock Incentive Plan, directors are eligible to receive stock options, stock awards, and other types of equity-based compensation awards. However, the Company does not make any such awards to non-employee directors under its current compensation practices.

All non-employee directors are entitled to reimbursement of expenses for all services as a director, including committee participation or special assignments.